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                                  EXHIBIT 10.42

                        ADDENDUM TO EMPLOYMENT AGREEMENT

         THIS ADDENDUM TO EMPLOYMENT AGREEMENT (the "Addendum") is made and entered into as of this 28th day of July, 1998, by an between Michael Michienzi, an individual residing in the State of Connecticut (the "Employee"), and Household Products, Inc., a Delaware corporation (the "Company").

         WHEREAS, the Employee and the Company desire to amend the Employment Agreement dated June 26, 1998 by and between the Employee and the Company (the "Agreement") to modify certain terms thereof; and

         WHEREAS, the Board of Directors of the Company has authorized and approved the amendment to the Agreement;

         NOW, THEREFORE, the parties hereto agree as follows:

         1. Section 5(c) of the Agreement shall be amended to provide as follows:

                  (a) STOCK OPTIONS. During the Term of this Agreement, the Employee shall be eligible to be granted options to acquire shares of Windmere Common Stock under (and therefore subject to all terms and conditions of) the Windmere stock option plans as then in effect, and all rules and regulations of the Securities and Exchange Commission applicable to stock option plans. Such options will contain such restrictions as required by the Board of Directors of Windmere or the applicable committee of the Board charged with administration of the stock option plan. The number of shares of Common Stock subject to the stock options shall be adjusted for any subsequent stock splits, stock dividends or similar recapitalizations of Windmere's Common Stock which result in an increase or decrease of the number of shares of outstanding Common Stock of Windmere. Except as set forth in Section 5(c)(i) and (ii) below, the number of options and terms and conditions of options shall be determined in the sole discretion of the Board, or applicable committee thereof, and shall be based on several factors, including the performance of the Company.

                           (i) THREE-YEAR VESTING GRANT. Prior to August 31, 1998, Windmere shall grant to the Employee non-qualified options to purchase 20,000 shares of Windmere's Common Stock. The options shall become exercisable in equal portions on the first, second and third anniversary of the date of grant if the Employee is then employed by Company and expire on the fifth anniversary of the date of grant.

                           (ii) CLOSING DATE GRANT. Additionally, prior to August 31, 1998, Windmere shall grant to the Employee non-qualified options to purchase



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         50,000 shares of Windmere's Common Stock. These Options shall become exercisable in full on June 30, 2000 if the Employee is then employed by Company and expire on the fifth anniversary of the date of grant.

         2. All provisions of the Agreement, except as expressly amended by this Addendum shall remain in full force and effect.

         IN WITNESS WHEREOF, the Employee and the Company have executed this Addendum as of the date first above written.

                                        HOUSEHOLD PRODUCTS, INC.



                                        By:
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                                           Name:
                                           Its:


                                        EMPLOYEE



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